Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date February 5, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Acquires Miami Beach Parking Garage Chicago (February 5, 2014) – Jones Lang LaSalle Income Property Trust, Inc., (the “Company”), an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it acquired South Beach Garage (locally referred to as Pelican Garage), a seven-level parking structure containing 340 parking spaces and 3,350 square feet of street level retail located in Miami Beach, FL. The retail space is 100 percent leased to a single tenant. The total purchase price was approximately $22 million with an estimated capitalization rate based on purchase price of 6.1 percent. The Company has engaged LAZ Parking, one of the largest parking operators in the U.S., to manage the garage. The property is located on highly trafficked Collins Avenue in the heart of South Beach’s vibrant Art Deco neighborhood. In addition to being one block from the beach, the garage is surrounded by numerous hotels, nightclubs, residential towers, retail destinations, and entertainment venues. Because of its location, the garage has multiple revenue generators including hourly, monthly and valet parkers. “This acquisition adds income diversification to the portfolio, providing a potential hedge against inflation with the opportunity for revenue growth through enhanced marketing and operations," commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “This is a rare opportunity to purchase a parking garage in Miami Beach’s South Beach neighborhood. With supply constraints and increasing demand, the property should deliver reliable current cash flow and the opportunity for value appreciation over time.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that provides investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on the Company, please visit our website at www.jllipt.com.

About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.